DRAFT 10/30/00

                   [LETTERHEAD OF UNITED NATURAL FOODS, INC.]

                                                  October 31, 2000

Richard S. Youngman
P.O. Box 301
Chesterfield, NH 03443

      Re:   Registration Rights Agreement

Dear Richard:

      Reference is hereby made to the Registration Rights Agreement (the "Registration Rights Agreement") dated as of October 31, 1997, by and among United Natural Foods, Inc. ("UNF") and each of the Purchasers referred to therein, including you (the "Purchasers"). All capitalized terms used in this Letter Agreement that are not defined herein shall have the meaning set forth in the Registration Rights Agreement.

      1. Demand Registration. UNF and Mr. Youngman acknowledge that the right of the Purchasers to request a Demand Registration pursuant to Section 2 of the Registration Rights Agreement shall terminate on October 31, 2000. Notwithstanding the provisions of Section 2.2(a), UNF and Mr. Youngman agree (i) to extend the termination date of Mr. Youngman's rights under such section until October 31, 2001 (the "Extension Period") and (ii) limit Mr. Youngman's rights during such Extension Period to request (A) one Demand Registration of not more than 1,500,000 shares of Registrable Securities for an underwritten offering and
(B) one Demand Registration of not more than 500,000 shares of Registrable Securities pursuant to a registration statement on Form S-3 (or any successor form thereto that may be adopted by the Securities and Exchange Commission).

      2. Remaining Terms. All of the remaining terms and provisions of the Registration Rights Agreement shall remain in full force and effect.

      3. Governing Law. This Letter Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, applicable to contracts made and to be performed wholly within that State, without regard to principles of conflicts of law.

      If the foregoing sets forth your understanding of our agreement, please execute the duplicate original of this letter in the place set forth below and return to Kevin T. Michel.

                                               UNITED NATURAL FOODS, INC.


                                               By: /s/
                                                   -----------------------------
                                                   Title: CEO

ACCEPTED AND AGREED TO:


/s/ Richard S. Youngman
-----------------------------
Richard S. Youngman
Date: October 21, 2000